CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS

YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 14, 2009 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported a loss of $24,362,000 ($2.96 per share – diluted) for the year ended September 30, 2009, as compared to earnings of $11,732,000 ($1.39 per share – diluted) for the year ended September 30, 2008. For the quarter ended September 30, 2009, Barnwell reported a loss of $4,554,000 ($0.55 per share – diluted) as compared to net earnings of $3,195,000 ($0.38 per share – diluted) for the quarter ended September 30, 2008.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The loss for the year ended September 30, 2009 was principally due to a non-cash reduction in the carrying value of oil and natural gas properties of $18,556,000, net of income taxes, due to decreased oil and natural gas prices and the application of the ceiling test mandated by the Securities and Exchange Commission for oil and natural gas companies that follow the full cost method of accounting, and non-cash write-downs of the carrying value of investments in hotel joint ventures and our lot rights interests of $1,507,000, net of income taxes and minority interest. These reductions in carrying value had no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impacts on liquidity or compliance with our banking agreements. Furthermore, the ceiling value does not necessarily reflect the true fair value of the underlying oil and natural gas reserves, as it is based on prices at a single point in time. The loss for the three months ended September 30, 2009 was principally due to the aforementioned non-cash write-downs of the carrying value of investments in hotel joint ventures and our lot rights interests, and a non-cash charge to income tax expense resulting from an increase in the valuation allowance for certain deferred tax assets.

“The net losses for the quarter and year ended September 30, 2009 were also attributable to lower oil and natural gas revenues. For the quarter ended September 30, 2009, oil, natural gas liquids and natural gas prices decreased 44%, 63% and 66%, respectively. For the year ended September 30, 2009, oil, natural gas liquids and natural gas prices decreased 51%, 60% and 51%, respectively.

“The Company has reduced general and administrative expenses by eliminating positions and reducing compensation for management and staff with executive management salaries being reduced by an average of 20%. As a result of these cutbacks and other steps we have taken, the Company’s general and administrative expenses decreased $4,598,000, 37%, in the year ended September 30, 2009.

“The Company also significantly reduced oil and natural gas capital investments due to declining natural gas prices. Capital investment in oil and gas exploration and development during the year ended September 30, 2009 totaled $5,999,000, a 66% reduction from the prior year’s $17,662,000. In fiscal 2009 the Company participated in the drilling of 12 gross (1.9 net) wells. Of these wells, 10 gross (1.6 net) wells are considered to be successful. Also, the Company has completed its construction of two luxury residential homes at Kaupulehu, and both are available for sale.

“Recent real estate sales at Kaupulehu, which occurred subsequent to our fiscal year ended September 30, 2009, generated $1,160,000 in percentage payments to the Company’s 77.8%-owned partnership, which will be recognized in the quarter ending December 31, 2009 and start fiscal 2010 off on a positive note. Although the Company continues to have challenges due to the ongoing global economic downturn, with the significant reductions in general and administrative expenses and the Company’s strong balance sheet, we believe we have taken the steps necessary to navigate the current economic climate.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$ 32,178,000	$ 65,644,000	$ 7,617,000	$ 15,321,000

Net (loss) earnings	$ (24,362,000)	$ 11,732,000	$ (4,554,000)	$ 3,195,000

Net (loss) earnings
per share – basic	$ (2.96)	$ 1.42	$ (0.55)	$ 0.39

Net (loss) earnings
per share – diluted	$ (2.96)	$ 1.39	$ (0.55)	$ 0.38

Weighted average shares
and equivalent shares outstanding:
Basic	8,240,444	8,248,581	8,240,160	8,267,253

Diluted	8,240,444	8,438,914	8,240,160	8,417,674